Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Oil States International, Inc. for the registration of 8,661,083 shares of common stock and to the incorporation by reference therein of our report dated May 31, 2017, relating to the consolidated financial statements of GEODynamics, Inc. and Subsidiaries as of and for the years ended December 31, 2016 and 2015, which appears in Exhibit 99.3 of Oil States International, Inc.’s Current Report on Form 8-K dated January 19, 2018 (File No. 001-16337).

/s/Weaver and Tidwell, L.L.P.

Fort Worth, Texas

January 19, 2018